Mail Stop 3561

									January 17, 2006


Mr. Richard Lee
Director and Officer
Viropro, Inc.
8515, Place Devonshire, Suite 207
Mount-Royal Town, Quebec
Canada H4P 2K1

      Re:	Viropro, Inc.
      Form 10-KSB for the Fiscal Year Ended November 30, 2004
      Filed March 14, 2005
      File No. 333-06718

Dear Mr. Lee:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Accounting Branch
Chief